Exhibit 99

General Cable Reports Third Quarter Results; Adjusted EPS of $0.60 within Management’s Range of Expectations; Operating Income of $75.4 Million Exceeded Management’s Range of Expectations; Announces Agreement to Acquire Prestolite Wire, LLC

HIGHLAND HEIGHTS, Ky.--(BUSINESS WIRE)--October 29, 2012--General Cable Corporation (NYSE: BGC), one of the most globally diversified industrial companies, reported today results for the third quarter ended September 28, 2012. Non-GAAP adjusted earnings per share of $0.60 were within management’s range of expectations. Included in this result is $0.12 per share of additional tax expense recorded in the third quarter reflecting an increase in the Company’s estimated full year effective tax rate with the cumulative adjustment of the first half of the year being reported in the third quarter as well as other incremental discrete tax items. Operating income of $75.4 million exceeded management’s range of expectations for the third quarter as operating results in the Company’s Rest of World (ROW) segment and increased submarine and land based turnkey project activity more than offset seasonal declines in many of the businesses in the Company’s North American and Europe and Mediterranean segments. Diluted earnings per share for the third quarter of 2012 were $0.62. A reconciliation of Non-GAAP earnings per share to GAAP earnings per share and adjusted operating income to reported operating income is included on page 5 of this press release.

The Company’s reported results for the third quarter of 2012 include less than one fiscal month of incremental net sales and unit volume from the Alcan Cable North America acquisition completed on September 4, 2012. The business contributed approximately $48 million of net sales on 21 million aluminum pounds sold during this period. As expected, Alcan Cable North America earnings for this period were de minimis as purchase accounting adjustments offset the base earnings in the business. All unit volume comparisons on the Company’s base business discussed throughout this press release exclude the 21 million incremental contribution of metal pounds sold attributable to this acquisition unless otherwise noted.

Highlights

  Adjusted EPS of $0.60 within management’s guidance and operating income of $75.4 million exceeded management’s guidance of $65 to $75 million
  Completed the acquisition of the North American portion of Alcan Cable which further enhances the Company’s electric utility and construction product offering in North America
  Completed the acquisition of a majority interest in Procables, S.A. of Colombia on October 1, 2012; expanding the Company’s market position in the Andean region and its geographic coverage throughout the Americas, which is one of the most extensive in the wire and cable industry
  Signed definitive agreement to acquire Prestolite Wire, LLC which offers a broad range of wire and cable products serving predominately transportation original equipment manufacturers (OEM) and distributors
  Amended and enlarged the Company’s U.S. and Canadian asset-based revolving credit facility by increasing the size to $700 million and extending its maturity date to 2017; enhancement principally supports the acquisition of Alcan Cable while maintaining financial flexibility and liquidity
  Solidified the capital structure while tranching out the debt maturity profile with the issuance of $600 million of 5.75% senior notes due in 2022; completed the call of $200 million of 7.125% senior fixed rate notes due in 2017 on October 12th; retired $11 million of 1.0% senior convertible notes due in 2012 on October 15th
  Board of Directors authorized another $125 million share repurchase program; under the existing share repurchase authorization, which expired on October 28th, the Company repurchased $63.7 million or about 5% of its common shares over the past 12 months

Restatement

The Company has identified certain inventory related accounting errors in two facilities located in Brazil and a third facility located in South Africa within the Company’s ROW segment that were erroneously computing cost of sales over the course of several years, resulting in an understatement of cost of goods sold and an overstatement of ending inventory. All three locations were utilizing the same system and related process, which, with respect to work-in-process and finished goods, incorrectly computed cost of sales. In addition, because the erroneous process was in place at one of the Brazilian facilities prior to the Company’s acquisition of Phelps Dodge International Corporation (“PDIC”) in 2007, the Company overstated inventory in its allocation of the purchase price among assets acquired, resulting in an understatement of goodwill.

On October 26, 2012, the Audit Committee of the Company’s Board of Directors, upon the recommendation of the Company’s executive officers, concluded that due to these inventory related accounting errors within the Company’s ROW segment in two countries as described above, the Company’s previously issued consolidated financial statements for fiscal years 2009 through 2011 and the related reports of its independent registered public accounting firm, the interim periods during those years, and the financial statements as of, and for the periods ended March 30, 2012 and June 29, 2012 should no longer be relied upon.

Based on preliminary information relating to these errors, the Company currently estimates that it understated cost of sales for the years ended December 31, 2011, 2010, 2009, and 2008, and for the three months ended March 30, 2012 and six months ended June 29, 2012, by $17.3 million, $5.7 million, $8.6 million, $6.2 million, $1.2 million, and $3.5 million, respectively. The Company currently estimates that it overstated inventory balances as of December 31, 2011, 2010, 2009 and 2008, March 30, 2012 and June 29, 2012, by $39.0 million, $26.6 million, $19.5 million, $8.0 million, $41.1 million and $39.8 million, respectively. The understated goodwill and overstated inventory associated with the acquisition of PDIC in the fourth quarter of 2007 are each currently estimated at $3.4 million. The Company continues to analyze the impact of these inventory accounting related errors on its prior financial statements. Management’s foregoing estimates are based solely on current preliminary data and are subject to change upon completion of its internal review of the Company’s prior financial statements. During the ongoing process of preparing restated financial statements, if it is determined that there are other adjustments for these periods, the Company will include such corrections in its restated financial statements.

The Company intends to correct the effect of the accounting errors described above on previously issued interim financial statements by restating the three and nine months ended September 30, 2011 that will be presented comparatively in its Quarterly Report on Form 10-Q for the period ended September 28, 2012 and amending previously filed Forms 10-Q for the periods ended June 29, 2012 and March 30, 2012. Contemporaneous with the filing of the above referenced Quarterly Reports, the Company also intends to file an Annual Report on Form 10-K/A to restate previously issued annual financial statements and related financial information contained therein as of December 31, 2011 and 2010 and the three year period then ended.

Due to the ongoing process of preparing revised financial statements for these prior periods, the Company has provided only selected financial data tables in this press release.

Third Quarter Results

Adjusted operating income in the third quarter of 2012 of $75.4 million reflects seasonally lower results in many of the businesses in North America and Europe as well as the impact of planned seasonal inventory reductions. Partially offsetting these decreases were operating results in ROW where the Company benefited from pre-election spending on housing and electrical infrastructure in Venezuela; the ongoing recovery in Thailand; strong construction activity in the Philippines and increased submarine and land based turnkey project activity in Europe.

Gregory B. Kenny, President and Chief Executive Officer of General Cable, said, “Despite the ongoing challenging macro environment in Europe and a weak recovery in the US, we are pleased to have delivered solid results for the third quarter as results in ROW exceeded expectations and our North American and Europe & Mediterranean segments generally performed as expected. The Americas remain a source of relative stability as our businesses throughout this region represent more than half of our global volume shipped and around 75% of earnings for 2012 year to date. The recently completed acquisitions of Alcan Cable North America and Procables of Colombia together with maturing greenfield investments in Brazil, Mexico and Peru further enhances our industry leading position in the Americas. In Europe, our submarine and land based turnkey project businesses reported better third quarter results following the intermittent delays experienced in the second quarter and our businesses in France and the Mediterranean continue to perform at or above expectations following a very strong second quarter. While recessionary conditions and declining demand persists in Spain, our ongoing efforts to further improve our cost position coupled with commercial initiatives targeting business opportunities internationally is the path forward as we expect Spain to bottom next year and recover at a slow pace. We continue to diversify our business in Spain with a growing export business; nearly 70% of the products manufactured in our Spanish facilities are leaving the country.”

In ROW, volume improved in the third quarter of 2012 as previously delayed aerial transmission projects in Brazil and high voltage projects for export from Thailand were shipped. The Company also benefited from electrical infrastructure investment and construction activity in Latin America as well as the ongoing recovery of demand patterns in Thailand following the severe flooding experienced in the fourth quarter of 2011. Also, order rates for rod mill OEM customers and electrical distributors normalized as metal prices settled and began rising over the latter part of the quarter. As a result, overall volume for the third quarter was slightly better than expected.

In North America overall, volume was consistent with expectations across most business units in North America as seasonal demand patterns in the Company’s utility businesses following a strong second quarter, coupled with an industrial slowdown broadly reduced demand for wire and cable products during the third quarter of 2012 as compared to the second quarter of 2012. Demand for electrical infrastructure products including industrial and specialty cables, particularly those used in natural resource extraction and transit applications, remains relatively stable year over year.

In Europe and Mediterranean, increased submarine and land based turnkey project activity in the third quarter of 2012 as compared to the second quarter of 2012 was more than offset by the very weak domestic demand environment in Iberia coupled with seasonal demand patterns including the August summer holiday period throughout much of Europe. In addition, the second quarter of 2012 reflected strong demand for medium voltage cables in France and aluminum based electric utility products in the Mediterranean. Overall, volume was below expectations as demand in Spain weakened further in all domestic market sectors. The Company’s backlog was around $650 million for submarine and land-based turnkey cable projects at the end of the third quarter.

Other income was $9.7 million in the third quarter of 2012 which primarily consists of $10.6 million of mark to market gains on derivative instruments accounted for as economic hedges which are used to manage currency and commodity risk on the Company’s project business globally and $0.9 million of foreign currency transaction losses.

Liquidity

On September 25th, the Company completed the issuance of $600 million of 5.75% senior notes due in 2022. The proceeds of this issuance were principally intended to fund the call of the $200 million of 7.125% senior fixed rate notes due in 2017 and redeem or prefund the $355 million of 0.875% senior convertible notes due in 2013. Also during the third quarter, the Company amended its U.S. and Canadian asset-based revolving credit facility increasing the size to $700 million and extending its maturity date to 2017 principally to support the acquisition of Alcan Cable while maintaining the financial flexibility and liquidity to meet working capital requirements and for general corporate purposes.

Subsequent to the third quarter, the Company continued its balance sheet transition by calling all of the outstanding $200 million of 7.125% senior fixed rate notes due in 2017 on October 12th and retiring all of its outstanding $11 million of 1.0% senior convertible notes due in 2012 on October 15th.

Net debt was $811.6 million at the end of the third quarter of 2012, an increase of $103.5 million from the end of the second quarter of 2012. The increase in net debt is principally due to the funding of the acquisition of Alcan Cable North America partially offset by reductions of working capital due to normal seasonal demand patterns.

Brian J. Robinson, Executive Vice President, Chief Financial Officer and Treasurer, said, “We are pleased to have successfully completed our recent senior note issuance which solidifies our capital structure allowing us to play offense in a time of uncertainty. Our capital structure is in good order as we extended our maturity profile at attractive rates and terms while at the same time maintaining our global operating flexibility. We are well positioned to continue to execute on internal growth and product and geographic expansion opportunities, as well as fund working capital requirements. Also, the Board of Directors has renewed the Company’s Share Repurchase Program authorizing the repurchase of up to $125 million of General Cable’s common shares over the next twelve months. We will utilize this buyback authority in the context of economic conditions as well as the then prevailing market price of the common stock of the Company, regulatory requirements, and alternative capital investment opportunities. Under the previous and just expired authorization, we have repurchased $63.7 million or about 5% of the Company’s common shares over the past twelve months.”

Taxes

The higher than expected effective tax rate in the third quarter of 45.9% reflects additional tax expense of $6.1 million attributable to the cumulative adjustment impact of a higher full year forecasted effective tax rate at the third quarter relative to the second quarter, which is primarily due to relatively greater earnings in higher tax jurisdictions and certain quarter-discrete tax items.

Preferred Stock Dividend

In accordance with the terms of the Company’s 5.75% Series A Convertible Redeemable Preferred Stock, the Board of Directors has declared a regular quarterly preferred stock dividend of approximately $0.72 per share. The dividend is payable on November 26, 2012 to preferred stockholders of record as of the close of business on October 31, 2012. The Company expects the quarterly dividend payment to be less than $0.1 million.

Acquisitions

A well-established, privately owned manufacturer, Prestolite Wire, LLC through its two manufacturing facilities in the United States and Mexico offers a broad range of wire and cable and wire harness products serving predominately transportation OEMs, tier 1 wire harness manufacturers and distribution customers. In 2011, Prestolite reported revenues of $170 million and is expected to be accretive in the first full year of operation. The Company expects to close on this acquisition in the next month.

"We are excited about the growth opportunities as a result of the Prestolite acquisition. Prestolite has built a strong brand and a broad base of long-standing customers through its reputation as a manufacturer of superior quality products and innovation, with a sharp focus on high temperature, and abrasion and corrosion resistant applications,” said Roger Roundhouse, Senior Vice President and General Manager, Transportation Wire and Assemblies. “This acquisition is highly complementary to our existing transportation and OEM oriented businesses as approximately 90% of Prestolite’s revenues are generated from products that are incremental to the General Cable’s existing product portfolio. Additionally the acquisition of Prestolite provides greater access to the evolving and growing transportation segment of the wire and cable industry.”

Brian Moriarty, Vice President of North American Sales, said, “The Prestolite acquisition is a key enabler towards General Cable growing its presence with existing customers, providing greater opportunities to offer existing products to new markets, and strengthening its market strategies for both new and existing specialty industrial OEM and distribution customers. This acquisition solidifies General Cable’s position in North America as the wire and cable manufacturer that possesses the broadest product offering serving virtually every segment of the wire and cable industry.”

Fourth Quarter 2012 Outlook and Updated View Full Year 2012
Including the acquisitions of Alcan Cable North America and Procables (Colombia)

The Company’s fourth quarter revenues are expected to be in the range of $1.62 to $1.67 billion assuming average metal prices for the 29-day period ending October 29 on 15-18% unit volume improvement sequentially. Excluding acquisitions volume is expected to be flat to slightly lower sequentially. The Company expects adjusted operating income to be in the range of $55 to $65 million. Adjusted earnings per share are expected to be in the range of $0.40 to $0.50 per share before the impact of non-cash convertible debt interest expense and mark to market gains or losses on derivative instruments. Also, excluded from the fourth quarter outlook is the impact of the pre-tax $9.4 million call premium and write-off of related historical bank fees in connection with the call of the $200 million of 7.125% senior fixed rate notes due in 2017 on October 12th. The fourth quarter outlook reflects normal seasonal trends in North America and ROW, ongoing recessionary conditions in Iberia but also Europe generally, scheduling changes in the Company’s submarine and land based turnkey project businesses, planned global seasonal inventory reductions and incremental net interest expense of $8.5 million or $0.12 per share principally due to the recent debt issuance and higher incremental local borrowings. These trends are expected to be partially offset by construction activities in Central and South America and the ongoing rebuilding efforts in Thailand. In addition, the acquisition of Alcan Cable North America is expected to contribute meaningfully in the fourth quarter as step-up purchasing accounting adjustments principally affected the third quarter. U.S. demand for cables used in industrial and data communications applications is weakening beyond typical seasonality and wind applications have slowed considerably as tax incentives are set to expire at the end of the year. Housing, however, is positive and should help support demand for utility and construction related cables.

The Company has revised its expectations for adjusted operating income to $260 to $270 million for the full year 2012. In addition, the Company expected unit volume for 2012 of 1,100 to 1,130 million pounds including the impact of acquisitions. Excluding acquisitions, unit volume is expected to be 1,025 to 1,045 million pounds in 2012. “Unfortunately, the challenging operating environment we described last quarter has grown even more difficult in some markets and product lines. The economic uncertainty in Europe and to some extent, China along with a weakening industrial environment in the US continues to limit our visibility. We are however encouraged by the recent positive trends in the US housing data and the relative strength of the emerging markets. We remain focused on daily execution, working capital management, and continuous improvement. We are also focused on the integration of Alcan Cable North America and Procables (Colombia) and the closing of Alcan Cable China and Prestolite, all of which together have the potential of generating incremental revenue in 2013 in the range of $750 million at current metal prices. We are off to a fast start executing on our integration plans and are making excellent progress in identifying and realizing manufacturing, logistics, and purchasing synergies. We are equally encouraged, as the sharing of best practices has generated a number of other opportunities in the areas of inventory management and safety, among others. We anticipate closing on Alcan Cable China and Prestolite before the end of the year. We expect these acquisitions to contribute to earnings meaningfully on a full year basis,” Kenny concluded. A reconciliation of expected GAAP earnings per share and operating income is as follows:

	Q4 2012 Outlook
In millions, except per share amounts	Operating Income	EPS
As reported, GAAP	$55 – 65	$0.16-$0.26
Non-cash convertible debt interest expense	-	0.11
Mark to market (gains)/losses on derivative instruments	-	-
Call premium for $200 million of 7.125% senior fixed rate notes and related fee write-off	-	0.13
Adjusted, Non-GAAP	$55 – 65	$0.40-$0.50

Reconciliation of Non-GAAP Measures

In addition to reporting financial results in accordance with accounting principles generally accepted in the United States (GAAP), we discuss earnings per share for the third quarter of 2012 as adjusted for the impact of non-cash convertible debt interest expense and mark to market gains and losses on financial derivatives accounted for as economic hedges. These Company-defined adjusted measures are being provided because management believes they are useful in analyzing the operating performance of the business. These non-GAAP measures may be inconsistent with similar measures presented by other companies and should only be used in conjunction with our results reported according to GAAP. A reconciliation of operating income and earnings per share as reported to adjusted non-GAAP operating income and earnings per share follows:

	Q3 2012
	Operating Income	EPS
As Reported, GAAP	$ 75.4	$ 0.62
Non-cash convertible debt interest expense	-	0.11
Mark to market (gains)/losses on derivative instruments	-	(0.13)
Adjusted, Non-GAAP	$ 75.4	$ 0.60

General Cable will discuss third quarter results on a conference call that will be broadcast live at 8:30 a.m. ET, on October 30, 2012. The live webcast of the Company’s conference call will be available in listen only mode and can be accessed through the Investor Relations page on our website at www.generalcable.com. Also available on our website is a copy of an Investor Presentation that will be referenced throughout the conference call.

General Cable Corporation (NYSE:BGC), a Fortune 500 Company, is a global leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products and systems for the energy, industrial, specialty, construction and communications markets. Visit our website at www.generalcable.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve risks and uncertainties, predict or describe future events or trends and that do not relate solely to historical matters. Forward looking statements can generally be identified by use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “anticipate,” “intend,” “estimate,” “project,” “plan,” “assume,” “seek to” or other similar expressions, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those discussed in forward-looking statements as a result of factors, risks and uncertainties over many of which we have no control. These factors include, but are not limited to: the economic strength and competitive nature of the geographic markets that the Company serves; our ability to increase manufacturing capacity and productivity; our ability to increase our selling prices during periods of increasing raw material costs; our ability to service, and meet all requirements under, our debt, and to maintain adequate domestic and international credit facilities and credit lines; the impact of unexpected future judgments or settlements of claims and litigation; the impact of foreign currency fluctuations, compliance with U.S. and foreign laws, the Company’s ability to implement and make appropriate, timely and beneficial decisions as to when, how and if to purchase shares under the repurchase program and the other risks detailed from time to time in the Company’s SEC filings, including but not limited to, its annual report on Form 10-K for the fiscal year ending December 31, 2011, and subsequent SEC filings. You are cautioned not to place undue reliance on these forward-looking statements. General Cable does not undertake, and hereby disclaims, any obligation, unless required to do so by applicable securities laws, to update any forward-looking statements as a result of new information, future events or other factors.

TABLES TO FOLLOW

General Cable Corporation and Subsidiaries
Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

Three Fiscal Months Ended
September 28,
2012

Net sales	$1,503.3
Cost of sales	1,334.4
Gross profit	168.9

Selling, general and administrative expenses	93.5
Operating income	75.4
Other income (expense)	9.7
Interest income (expense):
Interest expense	(24.9)
Interest income	1.3
(23.6)

Income before income taxes	61.5
Income tax provision	(28.2)
Equity in net earnings of affiliated companies	0.5
Net income including noncontrolling interests	33.8
Less: preferred stock dividends	0.1
Less: net income attributable to noncontrolling interest	2.3
Net income attributable to Company common shareholders	$31.4
EPS
Earnings per common share - basic	$0.63
Weighted average common shares - basic	49.7
Earnings per common share-
assuming dilution	$0.62
Weighted average common shares-
assuming dilution	51.1

General Cable Corporation and Subsidiaries
Consolidated Statements of Operations
Segment Information
(in millions)
(unaudited)

Three Fiscal Months Ended
September 28,
2012

Revenues (as reported)
North America	$563.6
Europe and Mediterranean	420.2
Rest of World	519.5
Total	$1,503.3

Metal Pounds Sold
North America	106.2
Europe and Mediterranean	64.7
Rest of World	106.6
Total	277.5

Operating Income
North America	$26.8
Europe and Mediterranean	11.8
Rest of World	36.8
Total	$75.4

Return on Revenue
North America	4.8%
Europe and Mediterranean	2.8%
Rest of World	7.1%
Total Company	5.0%

Capital Expenditures
North America	$6.3
Europe and Mediterranean	10.3
Rest of World	9.5
Total	$26.1

Depreciation & Amortization
North America	$8.5
Europe and Mediterranean	9.1
Rest of World	10.6
Total	$28.2

Revenues by Major Product Lines
Electric Utility	$499.1
Electrical Infrastructure	377.4
Construction	384.1
Communications	163.2
Rod Mill Products	79.5
Total	$1,503.3

CONTACT:
General Cable Corporation
Len Texter, Manager, Investor Relations, 859-572-8684